Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747

                            SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MARCH 27, 2006)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED
                            AUGUST 28, 2006

SEASONAL VARIABLE EXPOSURE NOTES
UBS AG $__ Seasonal Variable Exposure Notes linked to the SEVENS(R) Index, due on or about October 7, 2011

Issuer (Booking Branch):    UBS AG (Jersey Branch)

Coupon: We will not pay you interest during the term of the notes.

Maturity Date:              We currently expect that the notes will mature on or
                            about October 7, 2011 (an investment term of 5 years).

Minimum Denomination:       $1,000 and in integrals of $10.00 above that amount.

Index: The return on your notes is linked to the performance of the SEVENS(R) Index (the "Index"), a proprietary index of UBS AG. The Index was set at 100 on September 30, 2004 and is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500(R) Index. PAST PERFORMANCE OF THE S&P 500(R) INDEX IS NOT AN INDICATION OF FUTURE RESULTS. The SEVENS(R) Index is calculated and published daily by Standard & Poor's (also referred to as "S&P"), a division of The McGraw-Hill Companies.

                            The SEVENS(R) Index provides leveraged exposure to the S&P 500(R) Index during the period between October 1 and April 30 of each year. On each trading day during this period, the Index will increase or decrease by 2% for every 1% change in the level of the S&P 500(R) Index, less a financing fee. Such financing fee is the product of (i) the SEVENS(R) Index closing level on the immediately preceding September 30, (ii) the sum of the 7-Month USD LIBOR rate set on October 1 and 75 basis points and (iii) number of days elapsed since the last trading day DIVIDED BY 360. THE SEVENS(R) INDEX WILL HAVE A LOWER RETURN THAN THE S&P 500(R) INDEX DURING THE PERIOD FROM OCTOBER 1 THROUGH APRIL 30, UNLESS THE S&P 500(R) INDEX INCREASES DURING THIS PERIOD BY MORE THAN THE 7-MONTH USD LIBOR BASED FINANCING FEE.

                            The SEVENS(R) Index provides no exposure to the S&P 500(R) Index during the period between May 1 and September 30 of each year. Instead, on each day during this period, the SEVENS(R) Index will be increased by the daily accrual on the closing level of the SEVENS(R) Index on April 30 at the per annum rate equal to the 5-Month USD LIBOR set on May 1.

                            For more information on how the Index is calculated and how the financing fee is applied, see "The SEVENS(R) Index" section starting on page S-21.

Payment at Maturity:        At maturity, you will receive a cash payment per $10
                            principal amount of your notes equal to THE GREATER
                            of:
                                    _                                  _
                                   |                                    |
                                   |                                    |
                            $10 x  | 1 + Adjusted Index Ending Level -  |
                                   |        Index Starting Level        |
                                   |    -----------------------------   |
                                   |        Index Starting Level        |
                                    -                                  -
                            and
                            $5.

                            IF THE INDEX DOES NOT RISE SUFFICIENTLY DURING THE TERM OF THE NOTES TO OFFSET THE ANNUAL FEE, YOU WILL RECEIVE LESS THAN YOUR PRINCIPAL AMOUNT. IF THE INDEX DECLINES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 50% OF YOUR PRINCIPAL INVESTMENT.

Index Starting Level:       __, the closing level of the Index on or about
                            September 22, 2006 (the "trade date").

Index Ending Level:         The closing level of the Index on or about September
                            30, 2011 (the "Final Valuation Date").

Adjusted Index Ending       The Index Ending Level reduced by the annual fee.
Level:

Annual fee:                 In addition to the financing fee embedded in the
                            Index, the notes will be subject to an annual fee which will reduce the closing level of the Index, for purposes of determining the value of the notes, by a rate of 0.75% per year, compounded daily over the term of the notes.

No Listing:                 The notes will not be listed or displayed on any
                            securities exchange or any electronic communications network. There is no established market or market price for the notes.

CUSIP Number:               __.
SEE "RISK FACTORS" BEGINNING ON PAGE S-13 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not deposit liabilities of UBS AG and are not FDIC insured. The Issuer expects to deliver the notes through the facilities of The Depository Trust Company on the issue date, which is expected to be on or about September 29, 2006.
                 Price to Public    Underwriting Discount     Proceeds to UBS AG
                 ---------------    ---------------------     ------------------
Per Note               __                    __                       __
Total                  __                    __                       __

UBS INVESTMENT BANK             UBS FINANCIAL SERVICES INC.           [UBS LOGO]

Prospectus Supplement dated September __, 2006

--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT SUMMARY

THE FOLLOWING IS A SUMMARY OF THE TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES. REFERENCES TO THE "INDEX" MEAN THE SEVENS(R) INDEX UNLESS OTHERWISE EXPRESSLY STATED.

(C) UBS 2006. THE KEY SYMBOL, UBS AND SEVENS ARE AMONG THE REGISTERED AND UNREGISTERED TRADEMARKS OF UBS. OTHER MARKS MAY BE TRADEMARKS OF THEIR RESPECTIVE OWNERS. ALL RIGHTS RESERVED.

WHAT ARE THE SEASONAL VARIABLE EXPOSURE NOTES?

The Seasonal Variable Exposure Notes, which we refer to in this prospectus supplement as the notes, are equity-linked medium-term senior notes issued by us with a return linked to the level of the SEVENS(R) Index on the Final Valuation Date compared to the level of the SEVENS(R) Index on the trade date, reduced by the cumulative effect of the annual fee of 0.75% per annum, compounded daily over the terms of the notes.

The SEVENS(R) Index is owned by UBS AG and is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500(R) Index. PAST PERFORMANCE OF THE S&P 500(R) INDEX IS NOT AN INDICATION OF FUTURE RESULTS.

WHAT IS YOUR PAYMENT AT MATURITY?

At maturity, you will receive a cash payment per $10 principal amount of your notes equal to THE GREATER of:
            _                                                        _
           |                                                          |
           |     Adjusted Index Ending Level -  Index Starting Level  |
>   $10 x  | 1 + ---------------------------------------------------  |
           |                     Index Starting Level                 |
           |                                                          |
            -                                                        -
and

>   $5

The "Adjusted Index Ending Level" is the Index Ending Level reduced by the cumulative effect of the annual fee of 0.75% per annum, compounded daily over the term of the notes. The annual fee is in addition to the financing fee embedded in the Index, and will reduce the closing level of the Index for purposes of determining the value of the notes.

The cumulative effect of the annual fee over the term of the notes will reduce the Index Ending Level by approximately 3.68%.

We will not make any payment to you prior to maturity of the notes.

WHAT ARE THE FEATURES OF THE SEVENS(R) INDEX?

The SEVENS(R) Index is calculated and published daily by Standard & Poor's, a division of The McGraw-Hill Companies. The SEVENS(R) Index is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500(R) Index. PAST PERFORMANCE OF THE S&P 500(R) INDEX IS NOT AN INDICATION OF FUTURE RESULTS.

The SEVENS(R) Index provides leveraged exposure to the S&P 500(R) Index during the period between October 1 and April 30 of each year. On each trading day during this period, the Index will increase or decrease by 2% for every 1% change in the level of the S&P 500(R) Index, less a financing fee. Such financing fee is the product of (i) the SEVENS(R) Index closing level on the immediately preceding September 30, (ii) the sum of the 7-Month USD LIBOR rate set on October 1 and 75 basis points and (iii) number of days elapsed since the last trading day DIVIDED BY 360. THE SEVENS(R) INDEX WILL HAVE A LOWER RETURN THAN THE S&P 500(R) INDEX DURING THE PERIOD FROM OCTOBER 1 THROUGH APRIL 30, UNLESS THE S&P 500(R) INDEX INCREASES DURING THIS PERIOD BY MORE THAN THE 7-MONTH USD LIBOR BASED FINANCING FEE.

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                                                                             S-1

--------------------------------------------------------------------------------

The SEVENS(R) Index provides no exposure to the S&P 500(R) Index during the May 1 through September 30 period of each year. Instead, on each day during this period, the SEVENS(R) Index will be increased by the daily accrual on the closing level of the SEVENS(R) Index on April 30 at the per annum rate equal to the 5-Month USD LIBOR set on May 1.

Publication of the SEVENS(R) Index began on September 30, 2004, at which time the Index level was initially set at 100. S&P has retrospectively calculated hypothetical index levels as though the Index existed for the period from December 31, 1986 (the inception date of the S&P 500(R) Total Return Index) to September 30, 2004 using the same methodology as is currently employed, with historic data on the S&P 500(R) Index provided by S&P, and with the following assumption with respect to the 5-Month and 7-Month USD LIBOR rates to address the fact that the 5-Month and 7-Month USD LIBOR rates were not reported prior to November 1, 1989 and January 1, 1995, respectively:

     o The 5-Month USD LIBOR rates, for the period from December 31, 1986 to November 30, 1989, are interpolated linearly from the 3-Month and 6-Month USD LIBOR rates. Beginning December 1, 1989 and onward, the 5-Month USD LIBOR rates are determined from the actual rates as reported on Bloomberg page BBAM.

     o The 7-Month USD LIBOR rates, for the period from December 31, 1986 to January 31, 1995, are interpolated linearly from the 6-Month and 12-Month USD LIBOR rates. Beginning February 1, 1995 and onward, the 7-Month USD LIBOR rates are determined from actual rates as reported on Bloomberg page BBAM.

THE INDEX DID NOT EXIST DURING THE PERIOD OF RETROSPECTIVE CALCULATION, AND PAST PERFORMANCE IS NOT PREDICTIVE OF HOW THE INDEX WILL PERFORM IN THE FUTURE.

The SEVENS(R) Index is calculated and published on each business day by S&P and is displayed on the Bloomberg system under the ticker symbol "SVNS."

S&P calculates the value of the S&P 500(R) Index, as discussed below in further detail, based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time, compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Such calculations are made without taking account of the value of dividends paid on such stocks.

WHAT IS USD LIBOR RATE AND HOW WILL IT BE DETERMINED?

"USD LIBOR rate" means, for any determination date, the offered rate (British Banker Association) for deposits in U.S. dollars for a period of the respective reference period in months, commencing on such determination date, as reported on Bloomberg page BBAM, option "official BBA LIBOR fixings" (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on such determination date. If the USD LIBOR rate cannot be determined on any determination date as described above, the USD LIBOR rate will be the rate as reported on the immediately preceding Business Day.

HOW DOES PERFORMANCE OF THE S&P 500(R) TOTAL RETURN INDEX COMPARE WITH PERFORMANCE OF THE SEVENS(R) INDEX?

The table below illustrates the hypothetical performance of an initial $100 investment in the SEVENS(R) Index against an initial $100 investment in the S&P 500(R) Total Return Index during the period from December 31, 1986 to July 31, 2006. The S&P 500(R) Total Return Index includes reinvestment of dividends, which results in a higher annualized return than to that of the S&P 500(R) Index which does not reflect such reinvested dividends. The SEVENS(R) Index performance and the S&P 500(R) Total Return Index performance is each represented by the performance of an initial investment of $100 in the Index during the period from December 31, 1986 to July 31, 2006. The SEVENS(R) Index began publication on September 30, 2004 and has been reconstituted from that date back to December 31, 1986 to determine its hypothetical performance for such period based on the preceding assumptions regarding the 5-Month and 7-Month USD LIBOR rates.

--------------------------------------------------------------------------------

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
-------------------------------------------------------------------------------------------------
                                                   ANNUALIZED RETURN ON
                           ANNUALIZED RETURN ON     THE S&P 500(R) TOTAL
  LENGTH OF INVESTMENT     THE SEVENS(R) INDEX(2)      RETURN INDEX            DIFFERENCE
-------------------------------------------------------------------------------------------------
        1 Year                    12.44%                   5.34%                  7.10%
        3 Year                    15.27%                  10.78%                  4.49%
        5 Year                    15.14%                   2.82%                 12.32%
       10 Year                    17.97%                   8.87%                  9.10%
From Dec. 31, 1986 (1)            13.49%                  11.40%                  2.09%
-------------------------------------------------------------------------------------------------

Source:  Bloomberg Financial Systems

(1) The S&P 500(R) Total Return Index's inception date is December 31, 1986. Past performance is not predictive of future performance.

(2) The annualized return on the SEVENS(R) Index above does not reflect the 0.75% annual fee, compounded daily over the term of the notes, that would apply to your notes and that would be subtracted from the Index Ending Level.

WHAT IS THE SEASONAL HISTORICAL RETURN PATTERN OF THE S&P 500(R) INDEX?

The chart below shows the historical pattern of the S&P 500(R) Index for the periods of (i) October 1 to April 30 (described in the chart as "October-April Periods") and (ii) May 1 to September 30 (described in the chart as "May-September Periods"). The chart illustrates the hypothetical total return of an initial investment of $100 invested only during each of the respective periods every year.


                               [GRAPHIC OMITTED]


Source: Bloomberg Financial Systems, UBS Investment Bank

Past performance of the S&P 500(R) Index is not predictive of future performance of the Index.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section beginning on page S-13 of this prospectus

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

supplement and the "Considerations Relating to Indexed Securities" section beginning on page 57 of the accompanying prospectus.

> FUTURE BEHAVIOR IS UNPREDICTABLE--Historically, the S&P 500(R) has performed better during the period from October 1 through April 30 than during the period from May 1 through September 30, and the SEVENS(R) Index has been structured to reflect a trading strategy based on this historical seasonal pattern. However, there is no guarantee that such pattern will continue in the future. Past performance of the S&P 500(R) Index is not an indication of future results.

> AN INVESTMENT LINKED TO THE SEVENS(R) INDEX IS DIFFERENT FROM AN INVESTMENT LINKED TO THE S&P 500(R) INDEX-- Gains and losses in the performance of the S&P 500(R) Index are magnified in the SEVENS(R) Index. The increase or decrease of the SEVENS(R) Index will be twice the increase or decrease of the S&P 500(R) Index during each trading day for the period from October 1 through April 30 of each year, less a financing fee, which is equal to the product of (i) the SEVENS(R) Index closing level on the immediately preceding September 30, (ii) the sum of the 7-Month USD LIBOR rate set on October 1 and 75 basis points and (iii) number of days elapsed since the last trading day DIVIDED BY 360, and may be substantially different from the performance of the S&P 500(R) Index. If the S&P 500(R) Index does not increase by more than such financing fee during this period, the SEVENS(R) Index will have a lower return than the S&P 500(R) Index. In the period from May 1 through September 30, the increase in the SEVENS(R) Index will be limited to the accrual over this period on the closing level of the SEVENS(R) Index on April 30 at the per annum rate equal to the 5-Month USD LIBOR rate set on May 1. If the S&P 500(R) Index increases by more than the 5-Month USD LIBOR rate during this period, the SEVENS(R) Index will have a lower return than the S&P 500(R) Index. The amount you receive at maturity may be substantially less than the amount you would have received if you had invested in a security whose return was linked directly to the S&P 500(R) Index or the 5-Month USD LIBOR rate.

> YOU MAY LOSE UP TO 50% OF YOUR PRINCIPAL--You will lose some of your investment if the Index Ending Level is not greater than the Index Starting Level by an amount greater than the cumulative effect of the annual fee. If the level of the SEVENS(R) Index at maturity is the same as on the trade date, you will lose some of your principal, and if the SEVENS(R) Index has dropped by 48.09% or more over the term of the notes, you will lose 50% of your principal investment due to the cumulative effect of the annual fee.

> THE NOTES ARE SUBJECT TO INCREASED MARKET RISK--As a result of the Index's leveraged exposure to changes in the level of the S&P 500(R) Index during the period from October 1 through April 30, the magnitude of any increases or decreases in the market value of the notes prior to maturity would be greater than in an investment linked directly to the S&P 500(R) Index during such period. Even if the level of the Index increases above the Index Starting Level during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the notes decline. In addition, even if there is an increase in the level of the SEVENS(R) Index from the Index Starting Level, if such increase does not exceed the cumulative effect of the annual fee, you will lose some of the amount you invest in the notes.

> FACTORS AFFECTING THE LEVEL OF THE S&P 500(R) INDEX WILL AFFECT YOUR RETURN ON THE NOTES--Changes that affect the level of the S&P 500(R) Index will affect the level of the SEVENS(R) Index, and therefore, will affect the amount you will receive at maturity. However, the impact of these changes will differ, depending on the time of the year when they occur.

> THERE MAY BE NO SECONDARY MARKET FOR THE NOTES-We do not intend to list the notes on any stock exchange or seek to have them designated for quotation on any automated inter-dealer quotation system, and there can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time. If you sell your notes prior to maturity, you may have to sell them at a substantial loss.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of the partial

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S-4

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     principal protection that you would receive if you held your notes to maturity. You should be willing to hold your notes to maturity.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our special tax counsel, Davis Polk & Wardwell, based on certain factual representations received from us, a note should be treated as a prepaid derivative contract with respect to the Index for U.S. federal income tax purposes. If your notes are so treated, you should not be required to accrue any income during the term of the notes.

You should recognize capital gain or loss upon the maturity of your notes (or upon the sale, exchange or other disposition of your notes prior to maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in such notes, which should equal the price you paid for them. Your capital gain or loss should be long-term if your holding period for the notes at the time they mature (or are otherwise disposed of) exceeds one year.

There is, however, no direct legal authority regarding the proper U.S. federal income tax characterization of the notes, and other characterizations are possible. You should consult your tax adviser concerning these alternative characterizations and their potential consequences. You are urged to carefully review the section called "Supplemental Tax Considerations--Certain U.S. Federal Income Tax Consequences."

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the level of the SEVENS(R) Index will increase over the term of the notes and will be greater than the amount sufficient to offset the cumulative effect of the annual fee.

> You believe that the level of the S&P 500(R) Index during the period from October 1 through April 30 during the term of the notes will outperform the level of the S&P 500(R) Index during the period from May 1 through September 30, and you believe that (i) from October 1 through April 30 of each year, the S&P 500(R) Index will provide a greater return than the cumulative effect during this period of the 7-Month USD LIBOR based financing fee during these periods and (ii) from May 1 through September 30 of each year, the S&P 500(R) Index will not provide a greater return than 5-Month USD LIBOR rate accrued during these periods.

> You seek an investment that offers protection for 50% of the principal amount of the notes when the notes are held to maturity.

>    You are willing to hold the notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe the level of the SEVENS(R) Index will not increase over the term of the notes or will not increase by more than the cumulative effect of the annual fee.

> You believe that the level of the S&P 500(R) Index during the period from October 1 through April 30 during the term of the notes will not outperform the level of the S&P 500(R) Index during the period from May 1 through September 30, or you believe that (i) from October 1 through April 30 of each year, the S&P 500(R) Index will not provide a greater return than the 7-Month USD LIBOR based financing fee during these periods or (ii) from May 1 through September 30 of each year, the S&P 500(R) Index will provide a greater return than the per annum 5-Month USD LIBOR rate for these periods.

>    You seek current income from your investment.

>   You seek an investment that is 100% principal protected.

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                                                                             S-5

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>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the notes until maturity.

HOW IS THE SEVENS(R) INDEX CALCULATED?

The level of the SEVENS(R) Index on any business day is calculated and published by S&P and displayed by Bloomberg under the ticker symbol "SVNS". S&P generally calculates and publishes the level of the SEVENS(R) Index at the end of each day on which it calculates and publishes the S&P 500(R) Index.

S&P calculates the level of the SEVENS(R) Index as follows:

>    During the period from and including October 1 through and including April
     30:

                        Closing level on
                       September 30 of the  x
                         SEVENS(R) Index

     _
    |      _                                                   _
    |     |                                                     |
    |     |    Current level of S&P 500 Index -                 |
    |     |    Closing level on September 30 of S&P 500 Index   |
    | 1 + | 2x ----------------------------------------------   |  -
    |     |    Closing level on September 30 of S&P 500 Index   |
    |      -                                                   -
     -
                                                         _
             _                                     _      |
            |                                       |     |
            | 7 - Month USD LIBOR rate +0.75%       |     |
            | ------------------------------- x n   |     |
            |                 360                   |     |
             -                                     -      |
                                                         -

The 7-Month USD LIBOR rate is determined as of October 1 as described under "--What is USD LIBOR rate and how is it determined" and "N" is the number of calendar days elapsed from October 1.

>    During the period from and including May 1 through and including September
     30:
                                    _                                    _
                                   |      _                        _      |
                                   |     |                          |     |
     Closing level on April 30     |     | 5 - Month USD LIBOR rate |     |
     of the SEVENS(R) Index     x  | 1 + | ------------------------ | x n |
                                   |     |            360           |     |
                                   |      -                        -      |
                                    -                                    -

The 5-Month USD LIBOR rate would be determined on May 1 as described under "--What is USD LIBOR rate and how is it determined" and "n" is the number of calendar days elapsed from May 1.

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S-6

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WHAT ARE SOME HYPOTHETICAL EXAMPLES OF HOW THE SEVENS(R) INDEX WOULD CHANGE AS A
RESULT OF CHANGES IN THE S&P 500(R) INDEX?

The charts below illustrate the hypothetical returns of the SEVENS(R) Index with
(i) a hypothetical 60% increase in the S&P 500(R) Index; (ii) a hypothetical 60% decrease in the S&P 500(R) Index; (iii) a hypothetical 25% increase in the S&P 500(R) Index and (iv) a hypothetical change of 0% in the S&P 500(R) Index. The calculation of the hypothetical SEVENS(R) Index levels assumes that each 5-Month and 7-Month USD LIBOR rate is 6% per annum. The "Hypothetical SEVENS(R) Index Level at End of Period" columns in the charts below do not reflect the 0.75% annual fee, compounded daily over the term of the notes, that would apply to your notes and that would be subtracted from the Index Ending Level.

(i) A HYPOTHETICAL 60% INCREASE IN THE S&P 500(R) INDEX:

----------------------------------------------------------------------------------------------------------------
                                                                    SEVENS(R)
                                 HYPOTHETICAL       HYPOTHETICAL     INDEX         ADJUSTMENT     HYPOTHETICAL
                                   S&P 500(R)        S&P 500(R)    EXPOSURE TO      FOR INDEX       SEVENS(R)
                                INDEX LEVEL AT      INDEX PERIOD    S&P 500(R)       PERIOD       INDEX LEVEL AT
      INVESTMENT PERIOD          END OF PERIOD         RETURN        INDEX          FINANCING     END OF PERIOD
-----------------------------   --------------      ------------   -----------     ----------     --------------
9/30/2006                           1,000                                                             100.00
10/1/2006 to 4/30/2007              1,100             10.00%           2              -3.98%          116.03
5/1/2007 to 9/30/2007               1,125              2.27%           0               2.55%          118.98
10/1/2007 to 4/30/2008              1,250             11.11%           2              -3.99%          140.67
5/1/2008 to 9/30/2008               1,275              2.00%           0               2.55%          144.26
10/1/2008 to 4/30/2009              1,375              7.84%           2              -3.98%          161.15
5/1/2009 to 9/30/2009               1,400              1.82%           0               2.55%          165.26
10/1/2009 to 4/30/2010              1,500              7.14%           2              -3.98%          182.30
5/1/2010 to 9/30/2010               1,525              1.67%           0               2.55%          186.95
10/1/2010 to 4/30/2011              1,625              6.56%           2              -3.98%          204.04
5/1/2011 to 9/30/2011               1,600             -1.54%           0               2.55%          209.24
----------------------------------------------------------------------------------------------------------------
CUMULATIVE RETURN:                     60%                                                            109%
----------------------------------------------------------------------------------------------------------------

(ii) A HYPOTHETICAL 60% DECREASE IN THE S&P 500(R) INDEX:

----------------------------------------------------------------------------------------------------------------
                                                                    SEVENS(R)
                                 HYPOTHETICAL       HYPOTHETICAL     INDEX         ADJUSTMENT     HYPOTHETICAL
                                   S&P 500(R)        S&P 500(R)    EXPOSURE TO      FOR INDEX       SEVENS(R)
                                INDEX LEVEL AT      INDEX PERIOD    S&P 500(R)       PERIOD       INDEX LEVEL AT
      INVESTMENT PERIOD          END OF PERIOD         RETURN        INDEX          FINANCING     END OF PERIOD
-----------------------------   --------------      ------------   -----------     ----------     --------------
9/30/2006                           1,000                                                             100.00
10/1/2006 to 4/30/2007                950              -5.00%           2              -3.98%          86.03
5/1/2007 to 9/30/2007                 850             -10.53%           0               2.55%          88.22
10/1/2007 to 4/30/2008                850               0.00%           2              -3.99%          84.70
5/1/2008 to 9/30/2008                 750             -11.76%           0               2.55%          86.86
10/1/2008 to 4/30/2009                650             -13.33%           2              -3.98%          60.24
5/1/2009 to 9/30/2009                 575             -11.54%           0               2.55%          61.78
10/1/2009 to 4/30/2010                550              -4.35%           2              -3.98%          53.95
5/1/2010 to 9/30/2010                 475             -13.64%           0               2.55%          55.33
10/1/2010 to 4/30/2011                450              -5.26%           2              -3.98%          47.30
5/1/2011 to 9/30/2011                 400             -11.11%           0               2.55%          48.51
----------------------------------------------------------------------------------------------------------------
CUMULATIVE RETURN:                    -60%                                                             -51%
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(iii) A HYPOTHETICAL 25% INCREASE IN THE S&P 500(R) INDEX:

----------------------------------------------------------------------------------------------------------------
                                                                    SEVENS(R)
                                 HYPOTHETICAL       HYPOTHETICAL     INDEX         ADJUSTMENT     HYPOTHETICAL
                                   S&P 500(R)        S&P 500(R)    EXPOSURE TO      FOR INDEX       SEVENS(R)
                                INDEX LEVEL AT      INDEX PERIOD    S&P 500(R)       PERIOD       INDEX LEVEL AT
      INVESTMENT PERIOD          END OF PERIOD         RETURN        INDEX          FINANCING     END OF PERIOD
-----------------------------   --------------      ------------   -----------     ----------     --------------
9/30/2006                           1,000                                                             100.00
10/1/2006 to 4/30/2007                950              -5.00%          2               -3.98%          86.03
5/1/2007 to 9/30/2007               1,000               5.26%          0                2.55%          88.22
10/1/2007 to 4/30/2008                900             -10.00%          2               -3.99%          67.05
5/1/2008 to 9/30/2008                 950               5.56%          0                2.55%          68.76
10/1/2008 to 4/30/2009                975               2.63%          2               -3.98%          69.65
5/1/2009 to 9/30/2009               1,050               7.69%          0                2.55%          71.42
10/1/2009 to 4/30/2010              1,000              -4.76%          2               -3.98%          61.78
5/1/2010 to 9/30/2010               1,050               5.00%          0                2.55%          63.36
10/1/2010 to 4/30/2011              1,100               4.76%          2               -3.98%          66.87
5/1/2011 to 9/30/2011               1,250              13.64%          0                2.55%          68.58
----------------------------------------------------------------------------------------------------------------
CUMULATIVE RETURN:                     25%                                                            -31%
----------------------------------------------------------------------------------------------------------------

(iv) A HYPOTHETICAL CHANGE OF 0% IN THE S&P 500(R) INDEX:

----------------------------------------------------------------------------------------------------------------
                                                                    SEVENS(R)
                                 HYPOTHETICAL       HYPOTHETICAL     INDEX         ADJUSTMENT     HYPOTHETICAL
                                   S&P 500(R)        S&P 500(R)    EXPOSURE TO      FOR INDEX       SEVENS(R)
                                INDEX LEVEL AT      INDEX PERIOD    S&P 500(R)       PERIOD       INDEX LEVEL AT
      INVESTMENT PERIOD          END OF PERIOD         RETURN        INDEX          FINANCING     END OF PERIOD
-----------------------------   --------------      ------------   -----------     ----------     --------------
9/30/2006                           1,000                                                             100.00
10/1/2006 to 4/30/2007              1,000             0.00%            2               -3.98%          96.03
5/1/2007 to 9/30/2007               1,000             0.00%            0                2.55%          98.47
10/1/2007 to 4/30/2008              1,000             0.00%            2               -3.99%          94.54
5/1/2008 to 9/30/2008               1,000             0.00%            0                2.55%          96.95
10/1/2008 to 4/30/2009              1,000             0.00%            2               -3.98%          93.10
5/1/2009 to 9/30/2009               1,000             0.00%            0                2.55%          95.47
10/1/2009 to 4/30/2010              1,000             0.00%            2               -3.98%          91.68
5/1/2010 to 9/30/2010               1,000             0.00%            0                2.55%          94.01
10/1/2010 to 4/30/2011              1,000             0.00%            2               -3.98%          90.28
5/1/2011 to 9/30/2011               1,000             0.00%            0                2.55%          92.58
----------------------------------------------------------------------------------------------------------------
CUMULATIVE RETURN:                      0%                                                             -7%
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WHAT ARE SOME HYPOTHETICAL EXAMPLES OF HOW THE SEVENS(R) INDEX MAY PERFORM AT MATURITY AND THE EFFECT ON THE HYPOTHETICAL VALUE OF THE NOTES?

The examples and the tables are all subject to the following assumptions (which may vary significantly from actual terms and results):

Principal amount of the
notes:                        $10

Term:                         5 Years

Underlying Index:             SEVENS(R) Index

Index Starting Level:         100 (the actual starting level will be the closing
                              level of the Index on the trade date)

Adjusted Index Ending Level:  the Index Ending Level reduced by the annual fee

Annual fee:                   0.75% (the cumulative effect of the annual fee
                              will reduce the Index Ending

                              Level by approximately 3.68% at maturity)

Adjusted Index Return:        Adjusted Index Ending Level - Index Starting Level
                              --------------------------------------------------
                                              Index Starting Level

Protected Principal:          $5, which represents 50% of the principal amount
                              of the note

THE TABLE SET FORTH BELOW ILLUSTRATES, HOW, SUBJECT TO THE ASSUMPTIONS ABOVE, THE PAYMENT AT MATURITY ON THE NOTES IS AFFECTED BY CHANGES IN THE INDEX ENDING LEVEL COMPARED TO THE INDEX STARTING LEVEL.

-----------------------------------------------------------------------------------------------------------------------
                                                                                                           ANNUALIZED
                        PERCENTAGE CHANGE     ADJUSTED INDEX    PAYMENT AT MATURITY    TOTAL RETURN          RETURN
  INDEX ENDING LEVEL    IN SEVENS(R) INDEX     ENDING LEVEL         ON THE NOTES        ON THE NOTES      ON THE NOTES
----------------------- ------------------ -------------------- -------------------- ------------------ ---------------
        200.00               100.00%               192.63               $19.26             92.63%             14.0%
        190.00                90.00%               183.00               $18.30             83.00%             12.8%
        180.00                80.00%               173.37               $17.34             73.37%             11.6%
        170.00                70.00%               163.74               $16.37             63.74%             10.4%
        160.00                60.00%               154.10               $15.41             54.10%              9.0%
        150.00                50.00%               144.47               $14.45             44.47%              7.6%
        140.00                40.00%               134.84               $13.48             34.84%              6.2%
        130.00                30.00%               125.21               $12.52             25.21%              4.6%
        120.00                20.00%               115.58               $11.56             15.58%              2.9%
        110.00                10.00%               105.95               $10.59              5.95%              1.2%
-----------------------------------------------------------------------------------------------------------------------
        103.82                 3.82%               100.00               $10.00              0.00%              0.0%
-----------------------------------------------------------------------------------------------------------------------
        102.00                 2.00%                98.24                $9.82             -1.76%             -0.4%
        100.00                 0.00%                96.32                $9.63             -3.68%             -0.7%
         90.00               -10.00%                86.68                $8.67            -13.32%             -2.8%
         80.00               -20.00%                77.05                $7.71            -22.95%             -5.1%
         70.00               -30.00%                67.42                $6.74            -32.58%             -7.6%
         60.00               -40.00%                57.79                $5.78            -42.21%            -10.4%
         51.91               -48.09%                50.00                $5.00            -50.00%            -12.9%
         40.00               -60.00%                38.53                $5.00            -50.00%            -12.9%
         30.00               -70.00%                28.89                $5.00            -50.00%            -12.9%
         20.00               -80.00%                19.26                $5.00            -50.00%            -12.9%
         10.00               -90.00%                 9.63                $5.00            -50.00%            -12.9%
          0.00              -100.00%                 0.00                $5.00            -50.00%            -12.9%
-----------------------------------------------------------------------------------------------------------------------

In order to receive at least your principal amount at maturity, the Index level must increase by at least 3.82% to offset the cumulative effect of the annual fee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HYPOTHETICAL EXAMPLES OF HOW THE NOTES MIGHT PERFORM AT MATURITY

Set forth below are five hypothetical examples of how the Index Ending Level of the SEVENS(R) Index affects the return on the notes, using the payout methodologies under "Specific Terms of the Notes--Payment at Maturity."



HYPOTHETICAL    THE INDEX ENDING LEVEL OF THE SEVENS(R) INDEX IS 130 ON THE
EXAMPLE 1:      FINAL VALUATION DATE, A 30% INCREASE FROM THE INDEX STARTING
                LEVEL OF 100.

                Adjusted Index Ending Level:
                                                130 x (100% - 3.68%)
                                                = 125.22

                Payment at Maturity:            The greater of:

                     _                                                        _
                    |                                                          |
                    |     Adjusted Index Ending Level -  Index Starting Level  |
             $10 x  | 1 + ---------------------------------------------------  |
                    |                     Index Starting Level                 |
                    |                                                          |
                     -                                                        -

                                                and $5.

                                                = $10 x (1 + (125.22-100)/100)
                                                = $10 + ($10 x 0.2522)
                                                = $12.52

                A 30% increase in the level of the Index results in a payment at maturity of $12.52, a 25.2% total return on the notes.




HYPOTHETICAL    THE INDEX ENDING LEVEL OF THE SEVENS(R) INDEX IS 70 ON THE FINAL
EXAMPLE 2:      VALUATION DATE, A 30% DECREASE FROM THE INDEX STARTING LEVEL
                OF 100.

                Adjusted Index Ending Level:    70 x (100% - 3.68%)
                                                = 67.42

                Payment at Maturity:            The greater of:

                     _                                                        _
                    |                                                          |
                    |     Adjusted Index Ending Level -  Index Starting Level  |
             $10 x  | 1 + ---------------------------------------------------  |
                    |                     Index Starting Level                 |
                    |                                                          |
                     -                                                        -

                                                and $5.

                                                = $10 x (1 + (67.42-100)/100)
                                                = $10 + ($10 x -0.3258)
                                                = $6.74

                A 30% decrease in the level of the Index results in a payment at maturity of $6.74, a -32.58% total return on the notes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HYPOTHETICAL EXAMPLE 3:      THE INDEX ENDING LEVEL OF THE SEVENS(R) INDEX IS
                             102 ON THE FINAL VALUATION DATE, A 2% INCREASE FROM
                             THE INDEX STARTING LEVEL OF 100.

                             Adjusted Index
                             Ending Level:         102 x (100% - 3.68%)
                                                   = 98.25

                             Payment at Maturity:  The greater of:

                     _                                                        _
                    |                                                          |
                    |     Adjusted Index Ending Level -  Index Starting Level  |
             $10 x  | 1 + ---------------------------------------------------  |
                    |                     Index Starting Level                 |
                    |                                                          |
                     -                                                        -

                                                   and $5.

                             Payment at Maturity:  = $10 x (1 + (98.25-100)/100)
                                                   = $10 + ($10 x -0.0176)
                                                   = $9.82

                             A 2% increase in the level of the Index results in a payment at maturity of $9.82, a -1.78% total return on the notes. Despite the gain in the Index, the return on the notes is negative because of the cumulative effect of the 0.75% annual fee.



HYPOTHETICAL EXAMPLE 4:      THE INDEX ENDING LEVEL OF THE SEVENS(R) INDEX IS
                             103.82 ON THE FINAL VALUATION DATE, A 3.82%
                             INCREASE FROM THE INDEX STARTING LEVEL OF 100.

                             Adjusted Index
                             Ending Level:         103.82 x (100% - 3.68%)
                                                   = 100

                             Payment at Maturity:  The greater of:

                     _                                                        _
                    |                                                          |
                    |     Adjusted Index Ending Level -  Index Starting Level  |
             $10 x  | 1 + ---------------------------------------------------  |
                    |                     Index Starting Level                 |
                    |                                                          |
                     -                                                        -

                                                   and $5.

                             Payment at Maturity:  = $10 x (1 + (100-100)/100)
                                                   = $10 + ($10 x 0)
                                                   = $10

                             A 3.82% increase in the level of the Index results in a payment at maturity of $10, a 0% total return on the notes. Despite the gain in the Index, there is no return on the notes because the cumulative effect of the 0.75% annual fee offsets the gain in the Index.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HYPOTHETICAL EXAMPLE 5:      THE INDEX ENDING LEVEL OF THE SEVENS(R) INDEX IS 40
                             ON THE FINAL VALUATION DATE, A 60% DECREASE FROM
                             THE INDEX STARTING LEVEL OF 100.

                             Adjusted Index
                             Ending Level:         40 x (100% - 3.68%)
                                                   = 38.53

                             Payment at Maturity:  The greater of:

                     _                                                        _
                    |                                                          |
                    |     Adjusted Index Ending Level -  Index Starting Level  |
             $10 x  | 1 + ---------------------------------------------------  |
                    |                     Index Starting Level                 |
                    |                                                          |
                     -                                                        -

                                                   and $5.

                             Payment at Maturity:  = $10 x (1 + (38.53-100)/100)
                                                   = $10 + ($10 x -0.6147)
                                                   = $5

                             A 60% decrease in the level of the Index results in a payment at maturity of $5, a -50% total return on the notes, despite a lower calculated payment at maturity of $3.85. The notes are partially principal protected so any decrease in the payment at maturity below $5 will result in a payment at maturity of $5.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


RISK FACTORS

YOUR RETURN ON THE NOTES IS LINKED TO THE LEVEL OF THE SEVENS(R) INDEX ON THE FINAL VALUATION DATE AND WILL INVOLVE RISKS. INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING DIRECTLY IN THE INDEX. THIS SECTION DESCRIBES THE MOST SIGNIFICANT RISKS RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE UP TO 50% OF YOUR PRINCIPAL

The full principal amount of your notes is not protected. If the closing level of the SEVENS(R) Index on the Final Valuation Date has dropped by 48.09% or more from the Index Starting Level, you will lose 50% of your investment in the notes due to the cumulative effect of the annual fee. If the closing level of the SEVENS(R) Index on the Final Valuation Date remains unchanged from the Index Starting Level, you will lose an amount equal to the cumulative effect of the annual, which is 3.68%. The closing level of the SEVENS(R) Index must increase from the Index Starting Level by 3.82% in order for you to receive a positive return on your investment in the notes.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PARTIALLY PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY.

You will receive at least the minimum payment of 50% of the principal amount of your notes if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not be entitled to partial principal protection or any minimum total return on the portion of your notes sold. You therefore should be willing to hold your notes to maturity.

PAST PERFORMANCE OF THE INDEX AND THE S&P 500(R) INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE NOTES.

The Index is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500(R) Index. The notes are designed for investors who believe that the performance of the S&P 500(R) Index during the historically favorable period from October 1 through April 30 will continue. There can be no assurance that such pattern will continue into future periods. PAST PERFORMANCE OF THE INDEX AND THE S&P 500(R) INDEX IS NOT AN INDICATION OF FUTURE RESULTS.

It is impossible to predict whether the SEVENS(R) Index will rise or fall. The SEVENS(R) Index will be influenced by complex and interrelated political, economic, financial and other factors, therefore past performance of the SEVENS(R) Index is not an indication of the future performance of the SEVENS(R) Index during the term of the notes. Factors that may influence the SEVENS(R) Index include:

     >   the level of the S&P 500(R) Index; and

     >   the USD LIBOR rate.

AN INVESTMENT LINKED TO THE SEVENS(R) INDEX IS DIFFERENT FROM AN INVESTMENT LINKED TO THE S&P 500(R) INDEX

Gains and losses in the performance of the S&P 500(R) Index are magnified in the SEVENS(R) Index. The increase or decrease of the SEVENS(R) Index will be twice the increase or decrease of the S&P 500(R) Index during each trading day for the period from October 1 through April 30 of each year, less a financing fee, which is equal to the product of (i) the SEVENS(R) Index closing level on the immediately preceding September 30, (ii) the sum of the 7-Month USD LIBOR rate set on October 1 and 75 basis points and (iii) number of days elapsed since the last trading day DIVIDED BY 360, and may be substantially different from the performance of the S&P 500(R) Index. If the S&P 500(R) Index does not increase by more than such financing fee during this period, the SEVENS(R) Index will have a lower return than the S&P 500(R) Index. In the period from May 1 through September 30, the increase in the SEVENS(R) Index will be limited to the accrual over this period on the closing level of the SEVENS(R) Index on April 30 at the per annum rate equal to the 5-Month USD LIBOR rate set on May 1. If the S&P 500(R) Index increases by more than the 5-Month USD LIBOR rate during this period, the SEVENS(R) Index will have a lower return than the S&P 500(R) Index. The amount you receive at maturity may be substantially less than the amount you would have

RISK FACTORS
--------------------------------------------------------------------------------


received if you had invested in a security whose return was linked directly to the S&P 500(R) Index or the 5-Month USD LIBOR rate.

The SEVENS(R) Index is not a measure of the general performance of the S&P 500(R) Index, but rather, is weighted according to the performance of the S&P 500(R) Index during the historically favorable October 1 through April 30 period of each year and the historically less favorable May 1 through September 30 period of each year. Therefore, the notes are different from, and potentially more difficult to analyze or predict than, conventional market index products.

YOUR INVESTMENT IN THE NOTES WILL BE SUBJECT TO FEES.

Your investment in the notes will be subject to a 7-Month USD LIBOR based financing fee embedded in the index and a 0.75% annual fee, compounded daily over the term of the notes, that would apply to your notes and that would be subtracted from the Index Ending Level. Consequently, you may experience a lower return on your notes as compared to alternative investments which are not subject to such fees.

THE NOTES LINKED TO THE SEVENS(R) INDEX ARE SUBJECT TO INCREASED MARKET RISK

As a result of the Index's leveraged exposure to changes in the level of the S&P 500(R) Index during the period from October 1 through April 30, the magnitude of any increases or decreases in the market value of the notes prior to maturity would be greater than in an investment linked directly to the S&P 500(R) Index during such period. Even if the level of the Index increases above the Index Starting Level during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the notes decline. In addition, even if there is an increase in the level of the SEVENS(R) Index from the Index Starting Level, if such increase does not exceed the cumulative effect of the annual fee, you will lose some of the amount you invest in the notes.

THE LEVELS OF THE S&P 500(R) INDEX AND THE SEVENS(R) INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES

The market value of the notes will depend substantially on the amount by which the level of the SEVENS(R) Index exceeds or does not exceed the SEVENS(R) Index starting level. Changes that affect the level of the S&P 500(R) Index and, therefore, the level of the SEVENS(R) Index will affect the market value of your notes. Even if the level of the S&P 500(R) Index increases, you may still lose some of your investment. See "Hypothetical Examples of how the notes might perform at maturity" beginning on page S-10.

CHANGES THAT AFFECT THE S&P 500(R) INDEX WILL AFFECT THE SEVENS(R) INDEX, THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU RECEIVE AT MATURITY.

The policies of S&P concerning the calculation of the S&P 500(R) Index will affect the level of the SEVENS(R) Index and, therefore, will affect the amount payable at maturity and the market value of the notes prior to maturity. A material change in the S&P 500(R) Index could include a change in the formula for, or the method of calculating, the S&P 500(R) Index, a change in S&P's policies concerning additions, deletions or substitutions of companies contained in the S&P 500(R) Index, or a change in S&P's policies concerning the way that stock dividends, reorganizations or mergers are reflected in the S&P 500(R) Index.

If S&P discontinues or suspends the calculation or publication of the S&P 500(R) Index, or if the S&P 500(R) Index is not available on the Final Valuation Date for any other reason, the SEVENS(R) Index will likewise not be available. In such case, the Calculation Agent may determine the Index Ending Level or fair market value of the notes (and thus the amount payable at maturity) in a manner it considers appropriate, in its sole discretion.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your notes may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine the amount to be paid to you at maturity. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that generally the level of the Index, the S&P 500(R) Index, the 7-Month USD LIBOR rate and the 5-Month USD LIBOR rate and expectations relating to

RISK FACTORS
--------------------------------------------------------------------------------


the future levels and volatility of the Index, the S&P 500(R) Index, 7-Month USD LIBOR rate and the 5-Month USD LIBOR rate will affect the market value of the notes more than any other single factor.

Other factors that may influence the market value of the notes include:

> supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

> economic, financial, political and regulatory or judicial events that affect financial markets generally;

>    interest rates in the market generally;

> supply and demand among banks in London for U.S. dollar-denominated deposits;

>    monetary policies of the Federal Reserve Bank;

>    inflation and expectations concerning inflation;

>    the time remaining to the Final Valuation Date; and

>    the creditworthiness and credit ratings of UBS.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES - SALES IN THE SECONDARY MARKET MAY RESULT IN SUBSTANTIAL LOSSES.

There may be no secondary market for the notes. We do not intend to list the notes on any securities exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or result in trading of notes at prices advantageous to you. If you sell your notes before maturity, you may have to do so at a substantial discount from the amount you invested, and, as a result, you may suffer substantial losses. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are not required to do so. Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the notes, they may stop doing so at any time. The prices we may offer for the notes will be discounted to reflect our costs and, among other things, changes of and volatility in interest rates in the market.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

OUR HEDGING ACTIVITIES MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES, AND MAY CREATE CONFLICTS OF INTEREST

As described below under "Use of Proceeds and Hedging," we or one or more of our affiliates may hedge our obligations under the notes by purchasing options or futures on the SEVENS(R) Index or the S&P 500(R) Index, other derivative instruments with returns linked to or related to changes in the level of the SEVENS(R) Index, the level of the S&P 500(R) Index, or securities of companies included in the S&P 500(R) Index, or by acquiring or disposing of such securities, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time including on or around the dates on which the Index Starting Level and the Index Ending Level are determined. Although they are not expected to, any of these hedging activities may adversely affect the level of the SEVENS(R) Index or the level of the S&P 500(R) Index, and therefore, the market value of the

RISK FACTORS
--------------------------------------------------------------------------------


notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes may decline.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

We or our affiliates may also engage, on a regular basis, in trading in instruments linked to the S&P 500(R) Index, acquisition or disposition of securities of companies included in the S&P 500(R) Index, or trading in instruments linked to such securities, as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the level of the SEVENS(R) Index or the level of the S&P 500(R) Index, and therefore, the market value of the notes. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the level of the SEVENS(R) Index or the level of the S&P 500(R) Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of the notes.

Trading activities related to the U.S. dollar deposits in the London interbank market may also be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between UBS and you.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS OF THE SEVENS(R) INDEX OR THE S&P 500(R) INDEX.

You will not receive any periodic interest payments on the notes and you will not receive any dividend payments or other distributions on the index constituent stocks of the SEVENS(R) Index or the S&P 500(R) Index. As a holder of the notes, you will not have voting rights or any other rights that holders of the index constituent stocks of the SEVENS(R) Index or the S&P 500(R) Index may have.

THE SEVENS(R) INDEX IS A PROPRIETARY INDEX OF US, AND CONFLICTS OF INTERESTS MAY ARISE FROM OUR RELATIONSHIP WITH THE INDEX.

The SEVENS(R) Index is the exclusive property of UBS AG. The SEVENS Index is calculated by S&P based on methodologies provided by UBS AG. UBS AG may, although it does not currently contemplate to, among other things, change the methods or policies relating to the calculation of the Index at any time. You should be aware that if UBS AG changes the methods or policies relating to the Index, it may do so without taking your interest into consideration.

WE MAY HAVE CONFLICTS OF INTERESTS ARISING FROM OUR ROLE AS CALCULATION AGENT.

UBS AG, acting through its London Branch, will serve as the Calculation Agent. The Calculation Agent will, among other things, determine the Index Ending Level and possibly, where the S&P 500(R) Index and the SEVENS(R) Index cease to be published or is otherwise not available, the value of the relevant index closing level, each of which will affect the payment at maturity on the notes and may also affect the market value of the notes. Since both the Issuer and the Calculation Agent are branches of UBS AG, the Calculation Agent will have a conflict of interest in making any such determination. You should be aware that the Calculation Agent is under no obligation to take your interests into consideration in determining the Index Ending Level.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING ASSETS OR INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlying assets or index to which the notes are linked.

RISK FACTORS
--------------------------------------------------------------------------------


THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

If the Calculation Agent determines that, on the Final Valuation Date, a market disruption event has occurred or is continuing, the Final Valuation Date will be postponed until the first Business Day on which no market disruption event occurs or is continuing. If such a delay occurs, then the Calculation Agent will instead use the closing level of the SEVENS(R) Index on the first Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than ten Business Days. As a result, the maturity date for the notes may also be postponed, although not by more than ten Business Days. If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. If the closing level of the SEVENS(R) Index is not available on the last possible Final Valuation Date because of a market disruption event, the Calculation Agent will make a good faith estimate of what the closing level of the SEVENS(R) Index would have been on such postponed Final Valuation Date, based on its assessment, made in its sole discretion, of the level of the SEVENS(R) Index at that time. See "Specific Terms of the Notes--Market Disruption Event" on page S-25. The resulting discretion by the Calculation Agent in determining the index level could, in turn, result in potential conflicts of interest. See "--We may have conflicts of interests arising from our relationships with the Calculation Agent" above.

NO CURRENT RESEARCH RECOMMENDATION

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

THE NOTES ARE NOT INSURED BY THE FDIC

The notes are not deposit liabilities of UBS and neither the notes or your investment in the notes are insured by the United States Federal Deposit Insurance Corporation ("FDIC") or any other governmental agency of the United States, Switzerland or any other jurisdiction.

THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service regarding the notes. No assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment of the notes described in "Supplemental Tax Considerations--Certain U.S. Federal Income Tax Consequences." If the Internal Revenue Service were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. You are urged to review carefully the section entitled "Supplemental Tax Considerations--Certain U.S. Federal Income Tax Consequences" on page S-30 and consult your own tax adviser regarding your particular circumstances.

UBS AG AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

We and our affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500(R) Index" and "The SEVENS(R) Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the S&P 500(R) Index. S&P is not involved in the offer of the notes in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the S&P 500(R) Index or S&P contained in this prospectus supplement. You, as an investor in the notes, should make your own investigation into the S&P 500(R) Index and S&P. The SEVENS Index is calculated and published by S&P based on methodologies provided by us. We and our affiliates do not guarantee the adequacy or accuracy of the calculation or publication of the SEVENS(R) Index.

--------------------------------------------------------------------------------


THE S&P 500(R) INDEX

We have derived all information regarding the S&P 500(R) Index contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P 500(R) Index, and may discontinue publication of the S&P 500(R) Index. The consequences of S&P discontinuing publication of the S&P 500(R) Index are described in "Risk Factors--Changes that affect the S&P 500(R) Index will affect the SEVENS(R) Index." Neither UBS AG nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P 500(R) Index or any successor index.

The S&P 500(R) Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500(R) Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "S&P 500(R) Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 31, 2006, 424 companies or 86.7% of the S&P 500(R) Index by market capitalization traded on the New York Stock Exchange, 76 companies or 13.3% of the S&P 500(R) Index by market capitalization traded on The Nasdaq Stock Market, and 0 company or 0.0% of the S&P 500(R) Index by market capitalization traded on the American Stock Exchange. As of July 31, 2006, the S&P 500(R) Index represented approximately 74% of the market value of S&P's internal database of over 6,956 equities. S&P chooses companies for inclusion in the S&P 500(R) Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,956 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500(R) Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (85), Consumer Staples (39), Energy (30), Financials (87), Health Care (56), Industrials (53), Information Technology
(79), Materials (30), Telecommunication Services (9) and Utilities (33). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the S&P 500(R) Index to achieve the objectives stated above.

S&P calculates the S&P 500(R) Index by reference to the prices of the S&P 500(R) Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the S&P 500(R) Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE S&P 500(R) INDEX

S&P currently computes the S&P 500(R) Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

> the current aggregate market value of all component stocks is divided by the base value; and

THE S&P 500(R) INDEX
--------------------------------------------------------------------------------


>    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the S&P 500(R) Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. S&P has stated that the transition to float adjustment will take place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value. S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

> the substitution by S&P of particular component stocks in the S&P 500(R) Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500(R) Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P 500(R) Index or any successor index. While S&P currently employs the above methodology to calculate the S&P 500(R) Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the notes. S&P does not guarantee the accuracy or the completeness of the S&P 500(R) Index or any data included in the S&P 500(R) Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P 500(R) Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P 500(R) Index or the manner in which the S&P 500(R) Index is applied in determining the amount payable at maturity.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500(R) Index, in connection with securities, including the notes. The S&P 500(R) Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

THE S&P 500(R) INDEX
--------------------------------------------------------------------------------


The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500(R) Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P 500(R) Index which is determined, composed and calculated by S&P without regard to UBS or the notes.

S&P has no obligation to take the needs of UBS or the owners of the notes into consideration in determining, composing or calculating the S&P 500(R) Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"STANDARD & POOR'S," "S&P," "S&P 500(R)," "STANDARD & POOR'S 500" AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY UBS. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

--------------------------------------------------------------------------------


THE SEVENS(R) INDEX

The SEVENS(R) Index is a proprietary index and exclusive property of UBS AG. The SEVENS(R) Index is calculated and published daily BY Standard & Poor's, a division of The McGraw-Hill Companies. The SEVENS(R) Index is structured to reflect a trading strategy based on the historical seasonal return pattern in the S&P 500(R) Index. PAST PERFORMANCE OF THE S&P 500(R) INDEX IS NOT AN INDICATION OF FUTURE RESULTS.

The SEVENS(R) Index provides leveraged exposure to the S&P 500(R) Index during the period between October 1 and April 30 of each year. On each trading day during this period, the Index will increase or decrease by 2% for every 1% change in the level of the S&P 500(R) Index, less a financing fee. Such financing fee is the product of (i) the SEVENS(R) Index closing level on the immediately preceding September 30, (ii) the sum of the 7-Month USD LIBOR rate set on October 1 and 75 basis points and (iii) number of days elapsed since the last trading day DIVIDED BY 360. THE SEVENS(R) INDEX WILL HAVE A LOWER RETURN THAN THE S&P 500(R) INDEX DURING THE PERIOD FROM OCTOBER 1 THROUGH APRIL 30, UNLESS THE S&P 500(R) INDEX INCREASES DURING THIS PERIOD BY MORE THAN THE 7-MONTH USD LIBOR BASED FINANCING FEE.

The SEVENS(R) Index provides no exposure to the S&P 500(R) Index during the May 1 through September 30 period of each year. Instead, on each day during this period, the SEVENS(R) Index will be increased by the daily accrual on the closing level of the SEVENS(R) Index on April 30 at the per annum rate equal to the 5-Month USD LIBOR set on May 1.

Publication of the SEVENS(R) Index began on September 30, 2004, at which time the Index level was initially set at 100. S&P has retrospectively calculated hypothetical index levels as though the Index existed for the period from December 31, 1986 (the inception date of the S&P 500(R) Total Return Index) to September 30, 2004 using the same methodology as is currently employed, with historic data on the S&P 500(R) Index provided by S&P, and with the following assumption with respect to the 5-Month and 7-Month USD LIBOR rates to address the fact that the 5-Month and 7-Month USD LIBOR rates were not reported prior to November 1, 1989 and January 1, 1995, respectively:

     o The 5-Month USD LIBOR rates, for the period from December 31, 1986 to November 30, 1989, are interpolated linearly from the 3-Month and 6-Month USD LIBOR rates. Beginning December 1, 1989 and onward, the 5-Month USD LIBOR rates are determined from the actual rates as reported on Bloomberg page BBAM.

     o The 7-Month USD LIBOR rates, for the period from December 31, 1986 to January 31, 1995, are interpolated linearly from the 6-Month and 12-Month USD LIBOR rates. Beginning February 1, 1995 and onward, the 7-Month USD LIBOR rates are determined from actual rates as reported on Bloomberg page BBAM.

THE INDEX DID NOT EXIST DURING THE PERIOD OF RETROSPECTIVE CALCULATION, AND PAST PERFORMANCE IS NOT PREDICTIVE OF HOW THE INDEX WILL PERFORM IN THE FUTURE.

The SEVENS(R) Index is calculated and published on each business day by S&P and will be displayed on the Bloomberg system under the ticker symbol "SVNS."

Neither UBS AG nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the SEVENS(R) Index or any successor index.

COMPUTATION OF THE SEVENS(R) INDEX

The level of the SEVENS(R) Index on any business day is calculated and published by S&P and displayed by Bloomberg under the ticker symbol "SVNS". S&P generally calculates and publishes the level of the SEVENS(R) Index at the end of each day on which it calculates and publishes the S&P 500(R) Index.

S&P calculates the level of the SEVENS(R) Index as follows:

>    During the period from and including October 1 through and including April
     30:

THE SEVENS(R) INDEX
--------------------------------------------------------------------------------

                            Closing level on
                           September 30 of the   x
                                SEVENS(R)
                                 Index

     _
    |      _                                                   _
    |     |                                                     |
    |     |    Current level of S&P 500 Index -                 |
    |     |    Closing level on September 30 of S&P 500 Index   |
    | 1 + | 2x ----------------------------------------------   |  -
    |     |    Closing level on September 30 of S&P 500 Index   |
    |      -                                                   -
     -
                                                         _
             _                                     _      |
            |                                       |     |
            | 7 - Month USD LIBOR rate +0.75%       |     |
            | ------------------------------- x n   |     |
            |                 360                   |     |
             -                                     -      |
                                                         -



The 7-Month USD LIBOR rate would be determined as of October 1, as described under "Prospectus Summary Supplement--What is USD LIBOR and how is it determined?" and "N" is the number of calendar days elapsed from October 1.

> During the period from and including May 1 through and including September 30:

                                     _                                    _
                                    |      _                        _      |
                                    |     |                          |     |
                                    |     | 5 - Month USD LIBOR rate |     |
     Closing level on April 30   x  | 1 + | ------------------------ | x n |
     of the SEVENS(R) Index         |     |            360           |     |
                                    |      -                        -      |
                                     -                                    -

The 5-Month USD LIBOR rate would be determined on May 1, as described under "Prospectus Summary Supplement--What is USD LIBOR and how is it determined?" and "n" is the number of calendar days elapsed from May 1.


WE AND OUR AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND UBS AND OUR AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. WE AND OUR AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. WE AND OUR AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WE AND OUR AFFILIATES HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

LICENSE AGREEMENT

The license agreement between S&P and UBS provides for the following language to be included in this prospectus supplement:

The SEVENS(R) Index is the exclusive property of UBS. UBS has contracted with Standard & Poor's to maintain and calculate the Index. S&P shall have no liability for any errors or omissions in calculating the Index.

--------------------------------------------------------------------------------


VALUE OF THE NOTES

AT MATURITY. You will receive a cash payment per $10 principal amount of your notes equal to THE GREATER of:

            _                                                        _
           |                                                          |
           | Adjusted Index Ending Level - Index Starting Level | > $10 x | 1 + --------------------------------------------------- |
           |                     Index Starting Level                 |
           |                                                          |
            -                                                        -

and

>   $5

the "Adjusted Index Ending Level" is the Index Ending Level reduced by the cumulative effect of the annual fee of 0.75% per annum, compounded daily over the term of the notes. The annual fee is in addition to the financing fee embedded in the Index, and will reduce the closing level of the Index for purposes of determining the value of the notes.

PRIOR TO MATURITY. You should understand that the market value of the notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the SEVENS(R) Index, the level of the S&P 500(R) Index, the 7-Month USD LIBOR rate and the 5-Month USD LIBOR rate and expectations relating to the future levels and volatility of the S&P 500(R) Index, 7-Month USD LIBOR rate and the 5-Month USD LIBOR rate will affect the market value of the notes more than any other single factor. Other factors that may influence the market value of the notes include supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker, economic, financial, political and regulatory or judicial events that affect financial markets generally, interest rates in the market generally, supply and demand among banks in London for U.S. dollar-denominated deposits, monetary policies of the Federal Reserve Bank, inflation and expectations concerning inflation, the time remaining to the Final Valuation Date as well as the creditworthiness and credit ratings of UBS. See "Risk Factors" beginning on page S-13 for a discussion of the factors that may influence the market value of the notes prior to maturity. WE DO NOT INTEND TO LIST THE NOTES ON ANY NATIONAL STOCK EXCHANGE OR DESIGNATED FOR QUOTATION ON ANY AUTOMATED INTER-DEALER QUOTATION SYSTEM AND IS IT NOT POSSIBLE TO PREDICT WHETHER A SECONDARY MARKET WILL DEVELOP FOR THE NOTES. See "Risk Factors--There may not be an active trading market in the notes."

--------------------------------------------------------------------------------


SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The notes are part of a series of debt securities entitled "medium-term notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all medium-term notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

COUPON

We will not make any payment to you during the term of the notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of your notes equal to THE GREATER of:

                 _                                                        _
                |                                                          |
                |     Adjusted Index Ending Level -  Index Starting Level  |
     >   $10 x  | 1 + ---------------------------------------------------  |
                |                     Index Starting Level                 |
                |                                                          |
                 -                                                        -

     and

     >   $5

The "Adjusted Index Ending Level" is the Index Ending Level reduced by the cumulative effect of the annual fee of 0.75% per annum, compounded daily over the term of the notes. The annual fee is in addition to the financing fee embedded in the Index, and will reduce the closing level of the Index for purposes of determining the value of the notes.

The cumulative effect of the annual fee over the term of the notes will reduce the Index Ending Level by approximately 3.68%.

MATURITY DATE

The maturity date will be on or about October 7, 2011, or if the scheduled Final Valuation Date is postponed as a result of a market disruption event, then the maturity date of the notes will be postponed by the same number of days.

FINAL VALUATION DATE

The Final Valuation Date will be on or about September 30, 2011, or the next following Business Day if that day is not a Business Day, absent a market disruption event. If a market disruption event has occurred or is continuing on such day, the Final Valuation Date will be the earlier of (a) the next following Business Day on which a market

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


disruption event is not occurring or continuing and (b) ten Business Days after September 30, 2011, the scheduled Final Valuation Date. See "Specific Terms of the Notes--Market Disruption Event."

MARKET DISRUPTION EVENT

If, as a result of a market disruption event, the Calculation Agent is unable to determine the closing level of the SEVENS(R) Index on the Final Valuation Date, then the Final Valuation Date will be postponed until the next following Business Day when no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than ten Business Days.

If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. If the SEVENS(R) Index closing level is not available on the last possible determination date because of a market disruption event, the Calculation Agent will make a good faith estimate of what the closing level of the SEVENS(R) Index would have been on such postponed Final Valuation Date in the absence of the market disruption event. If the Final Valuation Date has been postponed as a result of a market disruption event, then the maturity date of the notes will be postponed by the same number of days.

Any of the following will be a market disruption event if, in the opinion of the Calculation Agent, such event materially affects the S&P 500(R) Index or the SEVENS(R) Index or materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging:"

> a suspension, absence or material limitation of trading in a material number of securities included in the S&P 500(R) Index and the SEVENS(R) Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

> a suspension, absence of trading or material limitation of trading in option or futures contracts relating to the S&P 500(R) Index or the SEVENS(R) Index, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion;

> neither the S&P 500(R) Index nor the SEVENS(R) Index are published, as determined by the Calculation Agent in its sole discretion;

> any other event which causes either the S&P 500(R) Index or the SEVENS(R) Index to be unavailable; and

> in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described in the section entitled "Use of Proceeds and Hedging" on page S-28.

If the SEVENS(R) Index ceases to be published, the Calculation Agent will determine the Final Valuation Date using the above methodology as if the Index continued to be published. If the S&P 500(R) Index ceases to be published, the Calculation Agent may use any successor index identified by S&P or, if there is no comparable successor index, the Calculation Agent will use commercially reasonable efforts to determine the Index Ending Level, using the last available methodology for calculating the S&P 500(R) Index and otherwise using the method for determining the SEVENS(R) Index as described above.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option contracts relating to the S&P 500(R) Index and the SEVENS(R) Index.

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the S&P 500(R) Index and the SEVENS(R) Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of a majority in principal amount of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If the holders of a majority in principal amount of the notes obtain such quotation, they must notify us in writing of such quotation. Conversely, if we obtain such quotation, we must notify the holders of the notes in writing of such quotation. The amount referred to in the first bullet point above will equal the lowest-or, if there is only one, the only-quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within two Business Days after the last day of the default quotation period as described above.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------


If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Days objection period have not ended before the Final Valuation Date, then you will receive a payment determined as set forth under "--Payment at Maturity."

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date.

For purposes of determining the 5-Month USD LIBOR or 7-Month USD LIBOR, a "Business Day" will exclude any day that is a day on which dealings in deposits in U.S. dollars are not transacted, or with respect to any future date are expected not to be transacted, in the London interbank market.

ROLE OF CALCULATION AGENT

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations regarding the value of the notes at maturity, Business Days, market disruption events, the default amount, the 5-Month USD LIBOR rate, the 7-Month USD LIBOR rate, the Index Starting Level, the Index Ending Level and the amount payable in respect of your notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

BOOKING BRANCH

The notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the purchases of listed or over-the-counter options on securities of companies included in the S&P 500(R) Index or the execution of other derivative transactions with returns linked to or related to changes in the S&P 500(R) Index and/or their yields both before and after the Issue Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of companies included in the S&P 500(R)
     Index,

> take or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the S&P 500(R) Index, the level of the SEVENS(R) Index or the value of the companies included in the S&P 500(R) Index,

> take or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of other similar market indices,

>    execute or terminate interests rate swap and option transactions;

>    acquire or dispose of U.S. dollar deposits in the London interbank market;

> take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates (including U.S. dollar LIBOR rates); or

>    do any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of instruments based on indices designed to track the performance of the S&P 500(R) Index or the SEVENS(R) Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Risk Factors" on page for a discussion of these adverse effects.

--------------------------------------------------------------------------------


CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

FOR THE PERIOD ENDED                               MARCH 31, 2006                        JUNE 30, 2006
                                        -----------------------------------  --------------------------------------
                                                CHF               USD                CHF                USD
                                           (IN MILLIONS)     (IN MILLIONS)      (IN MILLIONS)      (IN MILLIONS)
                                        ------------------  ---------------  ------------------  ------------------
Debt

   Short Term Debt Issued (1)                 147,830            120,776           134,790            110,123

   Long Term Debt Issued (1)                  148,802            121,570           152,455            124,555

Total Debt Issued  (1)                        296,632            242,346           287,245            234,677

Minority Interest (2)                           5,571              4,551             6,061              4,952

Shareholders' Equity                           47,850             39,093            45,465             37,145
                                        ------------------  ---------------  ------------------  ------------------
Total Capitalization                          350,053            285,991           338,771            276,774
                                        ==================  ===============  ==================  ===================

CHF amounts have been translated into USD at the rate of CHF 1 = $0.81699 (3)

----------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on remaining maturities (split in short and long term is available only quarterly)

(2)      Includes Trust preferred securities.

(3)      USD-amounts of prior periods will be adjusted back to the current rate.

--------------------------------------------------------------------------------


SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States and Swiss tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the notes and receiving payments on the notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies to you only if you are an initial holder of the notes purchasing the notes at the issue price and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

This summary does not address all aspects of U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

>    one of certain financial institutions;

>    a tax-exempt organization;

>    a dealer in securities or foreign currencies;

>    a regulated investment company;

>    a real estate investment trust;

> a person holding the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or entering into a "constructive sale" with respect to the notes;

> a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

> a trader in securities who elects to apply a mark-to-market method of tax accounting; or

> a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which, subsequent to the date of this prospectus supplement, may affect the tax consequences described herein.

TAX TREATMENT OF THE NOTES

In the opinion of Davis Polk & Wardwell, our special tax counsel, based on certain factual representations received from us, a note should be treated as a prepaid derivative contract with respect to the Index for U.S. federal income tax purposes. DUE TO THE ABSENCE OF STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITIES THAT DIRECTLY ADDRESS THE CHARACTERIZATION OR TREATMENT OF THE NOTES OR INSTRUMENTS THAT ARE SIMILAR TO THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES, NO ASSURANCE CAN BE GIVEN THAT THE INTERNAL REVENUE SERVICE (THE "IRS") OR THE COURTS WILL AGREE WITH THE CHARACTERIZATION AND TAX TREATMENT DESCRIBED HEREIN. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING ALL ASPECTS OF THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES (INCLUDING POSSIBLE ALTERNATIVE TAX TREATMENTS OF THE NOTES) AND WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. UNLESS OTHERWISE STATED, THE FOLLOWING DISCUSSION IS BASED ON THE CHARACTERIZATION AND TREATMENT OF THE NOTES DESCRIBED ABOVE.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------


TAX CONSEQUENCES TO U.S. HOLDERS

You are a "U.S. Holder" if you are a beneficial owner of notes that is, for U.S. federal income tax purposes:

>    a citizen or resident of the United States;

> a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

> an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

TAX TREATMENT OF THE NOTES

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE NOTES

Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or "OID," on the notes at our "comparable yield" for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

You are a "Non-U.S. Holder" if you are a beneficial owner of notes that is, for U.S. federal income tax purposes:

>    a nonresident alien individual;

>    a foreign corporation; or

>    a foreign estate or trust.

If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as a prepaid derivative contract is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if (1) such gain is effectively connected with your conduct of a United States trade or business or (2) you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year of the sale or exchange (or maturity) and certain other conditions are satisfied.

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SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

If the notes were recharacterized as indebtedness, it is unclear whether any payments or accruals on the notes would be treated as U.S. source interest. Regardless of the source, such payments or accruals nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the following paragraph. You are urged to consult your tax adviser regarding a possible refund of any amounts withheld.

The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

The proceeds from a sale, exchange or other disposition (including the payment at maturity) of notes will be subject to information reporting if you are not an "exempt recipient" (such as a corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder). If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCERTAIN. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payments on the notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of the notes.

STAMP TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the notes. However, the notes sold through a bank or other securities dealer in the sense of the Swiss Stamp Tax Act, resident in Switzerland or Liechtenstein are in principle subject to Swiss stamp tax.

--------------------------------------------------------------------------------


BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (an "ERISA Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Plan. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a fiduciary. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons.

Because we, either directly or through our affiliates, may be considered a fiduciary with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief.

Any purchaser of the notes or any interest therein, including in the secondary market, will be deemed to have represented that, among other things, either (a) it is not a Plan or other Plan Asset Entity and is not purchasing the notes on behalf of or with "plan assets" of any Plan or other Plan Asset Entity or (b) neither we, nor any of our affiliates is a fiduciary who has exercised any discretionary authority or control with respect to the investment of the Plan assets involved in the purchase or holding of the notes and the Plan has paid no more than "adequate consideration" within the meaning of ERISA and the regulations promulgated thereunder. Such representations shall be deemed to be made each day from the date on which the purchaser purchases through and including the date on which the purchaser disposes of the notes.

Employee benefit plans that are governmental plans (as defined in Section 3(3) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents ("Similar Laws"). Accordingly, each purchaser and holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code or Similar Laws.

Purchasers and holders of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any securities to any Plan or Plan Asset Entity is in no respect a representation by us, UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Plan Asset Entities generally or any particular Plan or Plan Asset Entity, or that such an investment is appropriate for Plans or Plan Asset Entities generally or any particular Plan or Plan Asset Entity.

--------------------------------------------------------------------------------


SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS will pay the underwriting discount of 1% proportionally to each of UBS Securities LLC and UBS Financial Services Inc. on the settlement date. In addition, UBS has agreed to pay an additional amount on each anniversary of the settlement date (the "annual commission") proportionately to UBS Securities LLC and UBS Financial Services Inc. in respect of clients that continue to hold the notes through UBS Securities LLC and UBS Financial Services Inc. through such anniversary. The annual commission will equal 1% per annum multiplied by the principal amount of the outstanding notes held through UBS Securities LLC and UBS Financial Services Inc. at such anniversary. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at a discount of up to 1% from the original issue price applicable to the offered notes on the settlement date. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the notes against payment for the notes on the date specified in the last paragraph of the cover page of this prospectus supplement, which will be on or about the fifth Business Day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the notes initially will settle on or about T+5, to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

PRELIMINARY PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ...........................................    S-1
Risk Factors ............................................................   S-13
The S&P 500(R) Index ....................................................   S-18
The SEVENS(R) Index .....................................................   S-21
Value of the Notes ......................................................   S-23
Specific Terms of the Notes .............................................   S-24
Use of Proceeds and Hedging .............................................   S-28
Capitalization of UBS ...................................................   S-29
Supplemental Tax Considerations .........................................   S-30
Benefit Plan Investor Considerations ....................................   S-33
Supplemental Plan of Distribution .......................................   S-34

PROSPECTUS

Introduction ............................................................      3
Cautionary Note Regarding Forward
   Looking Information ..................................................      5
Incorporation of Information About
   UBS AG ...............................................................      7
Where You Can Find More Information .....................................      8
Presentation of Financial Information ...................................      9
Limitations on Enforcement of U.S. Laws Against UBS
   AG, Its Management and Others ........................................     10
Capitalization of UBS ...................................................     10
UBS .....................................................................     11
Use of Proceeds .........................................................     13
Description of Debt Securities We May
   Offer ................................................................     14
Description of Warrants We May Offer ....................................     36
Legal Ownership and Book-Entry
Issuance ................................................................     53
Considerations Relating to Indexed
   Securities ...........................................................     59
Considerations Relating to Securities Denominated or
   Payable in or Linked
   to a Non-U.S. Dollar Currency ........................................     62
U.S. Tax Considerations .................................................     65
Tax Considerations Under the Laws of
   Switzerland ..........................................................     76
ERISA Considerations ....................................................     78
Plan of Distribution ....................................................     79
Validity of the Securities ..............................................     82
Experts .................................................................     82


[UBS LOGO]

Seasonal Variable
Exposure Notes


UBS AG $__ SEASONAL VARIABLE EXPOSURE
NOTES LINKED TO THE SEVENS(R) INDEX, DUE
ON OR ABOUT OCTOBER 7, 2011










PROSPECTUS SUPPLEMENT


SEPTEMBER __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)










UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.